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                                                                       Exhibit B

                        SETTLEMENT AND RELEASE AGREEMENT


         This Settlement and Release Agreement (this "Agreement") is made of the 21st day of June, 1999, by and between RBB Bank, AG ("RBB"), a bank formed under the laws of Austria having its address at Burging 16, 8010 Graz, Austria, and Lasergate Systems, Inc. ("LSI"), a Florida corporation having its address at 2189 Cleveland Street, Suite 230, Clearwater, Florida 33765.

         WHEREAS, RBB has commenced an action (the "Action") against Lasergate, which action is now pending as Case No. 99-1435, CI Section 88B in the Circuit Court of Pinellas County, Florida;

         WHEREAS, LSI has interposed certain defenses and counterclaims in the Action;

         WHEREAS, subject to the terms and conditions set forth below, the parties now desire to provide for the settlement and discontinuance of the Action and all other disputes between them; and;

         WHEREAS, the parties contemplate that LSI will enter into a agreement and plan of merger (the "Merger Agreement"), with Tickets.com, Inc. ("Tickets.com"), a Delaware corporation, and Advantix Acquisition Corp. ("AAC"), a Delaware corporation;

         NOW, THEREFORE, in consideration of the mutual premises set forth below and other good and valuable consideration in hand received, the undersigned hereby agree as follows:

         1. The Inducement Letters and Mutual Releases. As a condition precedent to the Bank's obligations under this Agreement, LSI will deliver (i) the inducement letter in the form of Exhibit A annexed to this Agreement countersigned by Jacqueline Soechtig; (ii) the inducement letter in the form of Exhibit B annexed to this Agreement countersigned by Clifford Soechtig; (iii) the inducement letter in the form of Exhibit C annexed to this Agreement countersigned by John Chluski; and (iv) the inducement letter in the form of Exhibit D annexed to this Agreement


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countersigned by Frank Swacker. Each of the inducement letters referred to in this Section (the "Inducement Letters") includes mutual releases pursuant to which each of RBB, LSI and Tickets.com releases the persons named above in this section, and each of such persons releases each of RBB, LSI and Tickets.com.

         2. The Action. Upon the execution of the Merger Agreement by all parties thereto, the Action will be dismissed with prejudice.

         3. Reformation of Board. It is a material condition to the obligations of RBB set forth in this Agreement and the releases provided for in favor of LSI that, immediately after approving the transactions set forth in the Merger Agreement, the board of directors of Lasergate fill two existing vacancies with David Riley and Steven Noble, and that John J. Chluski and Frank W. Swacker resign from LSI's Board of Directors immediately after so filling such vacancies and electing David Riley as the President of LSI. Any failure by LSI's Board of Directors to comply with this provision will result in the possible revival of the Action. LSI will provide RBB with all information required for inclusion in any filings to be made by RBB or LSI with the SEC, to the extent the same relate to LSI, its officers or directors.

         4. Releases. RBB and LSI are executing and delivering to each other executed counterparts of the Agreement and General Release substantially in the form of Exhibit E annexed hereto. Both RBB and LSI acknowledge that such Agreement and General Release is not effective until the execution of the Merger Agreement by Tickets.com, AAC and LSI.

         5. Miscellaneous. Except as set forth in a separate letter, dated the date of this Agreement, from RBB to Jacqueline Soechtig (the "Soechtig Letter") and in the Inducement Letters, this Agreement constitutes a single, integrated written contract expressing the entire agreement of the parties to this Agreement. Except as set forth in the Soechtig Letter or in the Inducement Letters, no representation, promise or inducement has been made by either party that is not embodied in this Agreement, and neither party shall be bound by or be liable for any alleged representation, promise or inducement not so set forth. This Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the parties to this Agreement, and each of them. No modification, amendment or waiver of any of the provisions contained in


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this Agreement, or any future representation promise, or condition in connection with the subject matter of this Agreement, shall be binding upon any party to this Agreement unless made in writing and signed by such party. If any term, provision or covenant in this Agreement the Soechtig Letter or in any Inducement Letter is held to be invalid, void or unenforceable, (i) the remainder of the terms, provisions and covenants in this Agreement, the Soechtig Letter and the Inducement Letters shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and (ii) to the fullest extent possible, the provisions of this Agreement, the Soechtig Letter and the Inducement Letters (including, without limitation, all portions of any Section of this Agreement containing any such provision held to be invalid, void or unenforceable that are not themselves invalid, void or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, void or unenforceable. This Agreement and any of the other Transactional Documents may be executed in one or more counterparts, each of which shall be deemed an original and, when taken together, shall constitute one and the same agreement which shall be binding and effective as to the parties to this Agreement.

         6. Governing Law. This Agreement, the Soechtig Letter and the Inducement Letters (collectively, the "Transactional Documents") shall be governed by and construed and enforced in accordance with the laws of the State of Florida applicable to agreements made and to be performed entirely in Florida.

         7. Jurisdiction. Each of the parties hereto hereby irrevocably and unconditionally consents and submits to the exclusive jurisdiction of any state or federal court located within the County of Pinellas, State of Florida, in connection with any, actions, suits or proceedings arising out of or relating to any of the Transactional Documents or the transactions contemplated hereby or thereby, waives any objection to venue in such jurisdiction, and agrees that service of any summons, complaint, notice or other process relating to such proceeding may be effected (x) as provided by Section 8, or (y) to their respective attorneys at their respective addresses set forth in Section 8 by U.S. certified mail, or (z) if not so permitted by applicable law, as otherwise may be permitted by applicable law.

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         8. Notices. Any notice pertaining to any of the Transactional
Documents and any summons, complaint, answer, notice or other process relating to any controversy arising out of such documents, shall be in writing and shall be served by delivering said notice (i) by hand, (ii) by overnight mail by a internationally recognized carrier such as Federal Express or Airborne, (iii) (except in the case of RBB Bank) by sending it by certified mail, postage prepaid, return receipt requested, or (iv) by confirmed telefax, with notice confirmed, to the party at the address set forth in the first paragraph of this Agreement with copies to counsel as follows:

                                    in the case of RBB Bank:

                                    Greenberg Traurig
                                    200 Park Avenue
                                    New York, NY  10166
                                    Attn:  William A. Newman, Esq.
                                    Fax:  (212)805-9393

                                    and in the case of Lasergate Systems, Inc.

                                    Sandra E. Allen, Esq.
                                    314 West Jefferson Street
                                    Tallahassee, FL  32301
                                    Fax:  (850)561-3476

The addresses for notice may be changed by notice given to the other party pursuant to this Section.

         IN WITNESS WHEREOF, the undersigned have executed this Agreement, on the date first written above.

                                        RBB Bank, AG


                                        By: /s/Herbert Strausz
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                                                 Herbert Strausz
                                                 Manager, U.S. Equities


                                        Lasergate Systems, Inc.


                                        By: /s/ A.P. Jones
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                                                 A. P. Jones
                                                 Vice President